Exhibit 10.1

EXECUTION VERSION

This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules to this Agreement in accordance with Section 15.02 of this Agreement, this “Agreement”) is made and entered into as of April 24, 2025 (the “Execution Date”), by and among the following parties, each in the capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i) through (iv) of this preamble, a “Party” and, collectively, the “Parties”):1

i.

MSG Networks Inc., a corporation incorporated under the Laws of the State of Delaware (“Holdings”), and each of its subsidiaries, including but not limited to MSGN Holdings, L.P., a Delaware limited partnership (the “Company”), that has executed and delivered, or, in the future, executes and delivers, counterpart signature pages to this Agreement (collectively with Holdings and the Company, the “Company Parties”);

ii.

the undersigned holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, certain of the outstanding Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Company Parties (collectively, the “Consenting Lenders”);

iii.	New York Rangers, LLC and New York Knicks, LLC (each, a “Team,” and together, the “Teams”); and

iv.	Sphere Entertainment Co. (the “Parent,” and, together with the Consenting Lenders and the Teams, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Parties have in good faith and at arm’s length negotiated an out-of-court restructuring of the Term Loans and the Media Rights Agreements on the terms set forth in this Agreement (the “Transactions”), including in the term sheet attached as Exhibit A to this Agreement (the “Transaction Term Sheet”);

WHEREAS, on the date hereof: (i) the Company Parties and (ii) the Consenting Stakeholders have agreed to the Transaction Term Sheet, which sets forth the principal terms of the Transactions that shall be consummated upon the execution of final documents containing terms consistent with those set forth in the Transaction Term Sheet and such other terms as agreed to by the Parties;

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Parties have agreed to support the Transactions subject to and in accordance with the terms of this Agreement (including the Transaction Term Sheet) and desire to work together to complete the negotiation of the terms of the definitive documents and the completion of each of the actions necessary or desirable to effect the Transactions;

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties are continuing to diligence and analyze the tax impact and ramifications and structuring considerations in respect of the Transactions.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Credit Agreement and any replacement or successor agent thereto.

“Agent’s Fees and Expenses” means all reasonable and documented fees and expenses of Davis Polk, FTI, and such other professional advisors as are retained by the Agent, regardless of whether such fees and expenses are incurred before, on, or after the Execution Date, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and/or enforcement of this Agreement and/or the Transactions.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all exhibits, annexes, and schedules to this Agreement in accordance with Section 15.02 of this Agreement (including the Transaction Term Sheet).

“Agreement Effective Period” means, with respect to a Party, the period from the TSA Effective Date (or the date such Party becomes a Party to this Agreement by executing a Joinder or Transfer Agreement) to the Termination Date applicable to that Party.

“Alternative Transaction” means (a) any sale, disposition, new-money investment, merger, amalgamation, acquisition, consolidation, debt investment, equity investment, tender offer, recapitalization, share exchange, business combination, renegotiation, marketing, or sale of any material contract or the rights thereunder, or similar transaction, in each case involving one or more Company Parties or any of their direct or indirect subsidiaries or joint ventures or any material contract with, or debt, equity, or other interests in, any one or more Company Parties or any of their direct or indirect subsidiaries or joint ventures that, in each case, is (x) inconsistent with the Transactions or (y) an alternative to the Transactions; provided that, with respect to the Teams, only media rights licenses and similar transactions or agreements that would be in replacement of or alternative to the Media Rights Agreements (as amended by the Media Rights Agreement Amendments) shall be deemed inconsistent with or alternative to the Transactions; or (b) any dissolution, liquidation, winding up, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, insolvency proceeding, plan of reorganization, or similar transaction involving one or more Company Parties.

“Alternative Transaction Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement (in each case, whether oral or written) with respect to an Alternative Transaction.

“Alternative Transaction Proposal Notice” has the meaning set forth in Section 8.01 of this Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

“Bona Fide Trade” means any bona fide unsettled trades of Term Loan Claims, including for purposes of determining percentages related to the Consenting Lenders to be determined under this Agreement, provided that, and solely to the extent reasonably requested by counsel to the Company Parties in writing, such Consenting Lenders with unsettled trades as of the dates of any such determination shall provide reasonably satisfactory documentation to counsel to the Company Parties evidencing the validity of such unsettled trades (it being understood and agreed that executed trade confirmations shall be deemed satisfactory documentation).

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Claims/Interests” means, collectively, any Claim against or Interest in a Company Party.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement with a Company Party, including with respect to the issuance of a “cleansing letter” or other agreement regarding the public disclosure of material non-public information, in connection with any proposed Transaction.

“Consenting Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 11, 2019 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and among the Company, as borrower, certain of the Company Parties, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender, and L/C issuer, and the other lenders party thereto from time to time.

“Credit Agreement Amendment” means the amendment to the Credit Agreement pursuant to the terms set forth in the Transaction Term Sheet and as otherwise agreed to by the Company Parties and the Required Consenting Lenders.

“Credit Agreement Amendment Documents” means the documents necessary to consummate the Credit Agreement Amendment, including any appropriate security, collateral, guarantee, intercreditor, and ancillary documents to be executed in connection therewith.

“Cure Period” has the meaning set forth in Section 5.01(d) of this Agreement.

“Davis Polk” means Davis Polk & Wardwell LLP, in its capacity as counsel to (a) the Agent and (b) JPMorgan Chase Bank, N.A., as a Consenting Lender.

“Definitive Documents” means all of the definitive documents implementing the Transactions, including those set forth in Section 3.01 of this Agreement, and, in each case, any amendments, modifications, and supplements thereto and any related notes, certificates, agreements, documents, and instruments (as applicable), which shall, in each case, be in form and substance consistent with this Agreement, including the Transaction Term Sheet and the defined terms herein, and acceptable to the Parties on the terms set forth in Section 3.02 of this Agreement.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exiting Lender” has the meaning set forth in Section 9.10 of this Agreement.

“FCF Sharing Arrangement” means the FCF sharing arrangement with Consenting Lenders set forth in the Transaction Term Sheet and the Upside Sharing Tax Term Sheet.

“FTI” means FTI Consulting, Inc., in its capacity as financial advisor to (a) the Agent and (b) JPMorgan Chase Bank, N.A., as a Consenting Lender.

“GAME” has the meaning set forth in Section 13.01(j) of this Agreement.

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, local, or other government, or other department, commission, board, bureau, agency, public authority, political subdivision, regulatory or administrative authority, tribunal, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Interest” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profit interests of any Company Party, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profit interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Investor Agreement” means the agreement between the Company Parties and Parent documenting the payment of cash to the Company Parties and certain tax matters as set forth in the Transaction Term Sheet.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit B providing, among other things, that such Person signatory thereto is bound by the terms of this Agreement. For the avoidance of doubt, any party that executes a Joinder shall be a “Party” under this Agreement as provided therein.

“Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Body of competent jurisdiction.

“Media Rights Agreements” means (i) that certain Media Rights Agreement, dated September 11, 2015 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and between New York Knicks, LLC and the Company, and (ii) that certain Media Rights Agreement, dated September 11, 2015 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and between New York Rangers, LLC and the Company.

“Media Rights Agreements Amendments” means the amendments to the Media Rights Agreements pursuant to the terms set forth in the Transaction Term Sheet and as otherwise agreed to by the Company Parties and the Teams, subject to the acceptance rights of the Required Consenting Lenders set forth in Section 3.02 of this Agreement.

“Mutual Release Agreement” means the agreement documenting the mutual releases set forth in the Transaction Term Sheet and as otherwise agreed to by the Parties.

“New Warrants” means the warrants set forth in the Transaction Term Sheet.

“New Warrants Documents” means the documentation governing the New Warrants and the issuance thereof.

“Notice Period” has the meaning set forth in Section 5.01(d) of this Agreement.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).

“Outside Date” means 11:59 p.m. E.T. on June 27, 2025.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison, LLP, in its capacity as counsel to the Company Parties.

“Payment Breach” has the meaning set forth in Section 5.01(d) of this Agreement.

“Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Body.

“Permitted Transferee” means each transferee of any Company Claims/Interests that meets the requirements of Section 9.01 of this Agreement.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Body, or any legal entity or association.

“PJT” means PJT Partners LP, in its capacity as financial advisor to the Company Parties.

“Public Disclosure” has the meaning set forth in Section 15.20 of this Agreement.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in Claims against, or Interests in, issuers or borrowers (including debt or equity securities).

“Required Consenting Lenders” means, as of the relevant date, Consenting Lenders holding at least 66.67 percent of the Term Loan Claims that are held by Consenting Lenders at the relevant time (such percentage to be determined after giving effect to any Bona Fide Trades as of such date).

“Required Consenting Stakeholders” means, as of the relevant date, the Required Consenting Lenders, the Teams, and Parent.

“Specified Defaults” has the meaning set forth in Section 5.01(f) of this Agreement.

“Team” has the meaning set forth in the preamble to this Agreement.

“Term Loan Claim” means any Claim on account of Term Loans.

“Term Loans” means the Term Loans (as defined in the Credit Agreement).

“Termination Date” means the earlier of (i) the date on which termination of this Agreement is effective as to a Party in accordance with Sections 13.01, 13.02, 13.03, 13.04, 13.05, or 13.06 of this Agreement and (ii) the Transaction Effective Date.

“Transaction Effective Date” means the date on which the Transactions are implemented in accordance with the Definitive Documents.

“Transaction Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement substantially in the form attached to this Agreement as Exhibit C providing, among other things, that a transferee is bound by the terms of this Agreement. For the avoidance of doubt, any transferee that executes a Transfer Agreement shall be a “Party” under this Agreement as provided therein.

“TSA Effective Date” means the date on which the conditions set forth in Section 2 of this Agreement have been satisfied or waived by the required Party or Parties in accordance with this Agreement.

“Upside Sharing Documents” means the agreement(s) or instrument(s) documenting the FCF Sharing Arrangement and the terms set forth in the Upside Sharing Tax Term Sheet.

“Upside Sharing Tax Term Sheet” means the term sheet attached to this Agreement as Schedule 1.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement (other than the Transaction Term Sheet), are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(d) unless otherwise specified, all references to “Sections” are references to Sections of this Agreement;

(e) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(h) the use of “include” or “including” is without limitation, whether stated or not;

(i) unless otherwise specified, references to “days” shall mean calendar days; and

(j) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each applicable counsel specified in Section 15.10 other than counsel to the Company Parties.

1.03. Conflicts. To the extent there is a conflict between the body of this Agreement (without reference to the exhibits, annexes, and schedules hereto), on the one hand, and the Transaction Term Sheet or any other exhibits, annexes, and schedules to this Agreement, on the other hand, the terms and provisions of the Transaction Term Sheet or any other exhibits, annexes, and schedules to this Agreement shall govern. To the extent there is a conflict between this Agreement (including the Transaction Term Sheet and any other exhibits, annexes, and schedules hereto) on the one hand, and the Definitive Documents, on the other hand, the terms and provisions of the Definitive Documents shall govern.

Section 2. Effectiveness of this Agreement.

2.01. This Agreement shall become effective and binding upon each of the Parties at the time on the TSA Effective Date at which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) Parent shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(c) each of the Teams shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(d) holders of 100% of the aggregate outstanding Term Loan Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties (such percentage to be determined after giving effect to any Bona Fide Trades as of such date); and

(e) the Company shall have paid in cash all accrued and unpaid interest on all outstanding Obligations (as defined in the Credit Agreement) and any other accrued and unpaid fees under the Loan Documents (as defined in the Credit Agreement).

2.02. This Agreement shall be effective during the Agreement Effective Period. To the extent that a Consenting Stakeholder holds, as of the date hereof or thereafter, multiple Company Claims/Interests, such Consenting Stakeholder shall be deemed to have executed this Agreement in respect of all of its Company Claims/Interests.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Transactions shall include all material and customary documents necessary to implement the Transactions, including: (a) the Credit Agreement Amendment Documents; (b) the Media Rights Agreements Amendments; (c) the Upside Sharing Documents; (d) the New Warrants Documents; (e) the Mutual Release Agreement; (f) the Investor Agreement; and (g) all other customary documents delivered in connection with transactions of this type (including any and all material documents necessary to implement the Transactions).

3.02. The Definitive Documents remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, including the Transaction Term Sheet and the Upside Sharing Tax Term Sheet, as they may be modified, amended, or supplemented in accordance with Section 14 of this Agreement. The Definitive Documents shall be consistent with the Transaction Term Sheet and the Upside Sharing Tax Term Sheet, and otherwise in form and substance reasonably acceptable to (a) the Company Parties, (b) the Required Consenting Lenders, other than with respect to the Definitive Documents addressed in the proviso to this paragraph (which shall be subject to the consent rights described in such proviso), (c) Parent, and (d) the Teams, with respect to (i) the Media Rights Agreements Amendments, the New Warrants Documents, and the Mutual Release Agreement, in all respects, and (ii) the terms of any other Definitive Documents, solely to the extent such terms materially and adversely affect the rights and treatment of the Teams; provided that with respect to (1) each of the Credit Agreement Amendment, the Credit Agreement Amendment Documents, and the Mutual Release Agreement, each shall be acceptable to the Required Consenting Lenders, (2) the Upside Sharing Documents, each shall be consistent with the tax terms addressed in the Upside

Sharing Tax Term Sheet (with any changes thereto acceptable to the Required Consenting Lenders) and otherwise acceptable to the Required Consenting Lenders, (3) each of the terms of the Investor Agreement with respect to “Tax Matters” and “Corporate Overhead Matters” (each as described in the Transaction Term Sheet) and Parent’s $15 million contribution, shall be consistent with the Transaction Term Sheet (with any changes thereto acceptable to the Required Consenting Lenders) and otherwise reasonably acceptable to the Required Consenting Lenders, and (4) the Media Rights Agreements Amendments, (x) the terms with respect to the term, cure and termination right, and rights reductions shall be consistent with the Transaction Term Sheet (with any changes thereto acceptable to the Required Consenting Lenders), (y) the rights of first refusal shall be acceptable to the Required Consenting Lenders (not to be unreasonably withheld, delayed, or conditioned), and (z) any other material terms that amend, modify, supplement, or otherwise change the existing Media Rights Agreements shall be acceptable to the Required Consenting Lenders (not to be unreasonably withheld, delayed, or conditioned); provided, further, that any terms in the Credit Agreement Amendments that amend or modify Section 10.01 (Amendments, Etc.) of the existing Credit Agreement (as in effect on the date hereof) in a manner that is adverse to the rights of individual lenders shall also require the consent of each Consenting Lender.

Section 4. [Reserved].

Section 5. Commitments of the Consenting Stakeholders.

5.01. Affirmative Commitments. During the Agreement Effective Period, each Consenting Stakeholder agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, to:

(a) use commercially reasonable efforts and timely take all reasonable actions necessary to support, implement, and consummate the Transactions, including (as applicable) in connection with: (1) entry into the Credit Agreement Amendment; (2) entry into the Media Rights Agreements Amendments; (3) entry into the Mutual Release Agreement; (4) entry into the Upside Sharing Documents; (5) entry into the New Warrants Documents; (6) entry into the Investor Agreement; and (7) exercising any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Transactions or reasonably requested by the Company Parties to implement the Transactions; provided that no Consenting Stakeholder shall be obligated to waive (to the extent waivable by such Consenting Stakeholder) any term or condition to the consummation of any part of the Transactions set forth in this Agreement or in any Definitive Document;

(b) use commercially reasonable efforts to obtain any and all required Permits and governmental, regulatory, and/or third-party approvals for the Transactions;

(c) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents to which it is required to be a party in form and substance consistent with this Agreement;

(d) solely with respect to the Teams, (i) effective as of April 4, 2025, toll and suspend the running of any cure period (a “Cure Period”) and any notice period (a “Notice Period”) with respect to any right to terminate the Media Rights Agreements pursuant to Section 10(d) of the Media Rights Agreements solely with respect to any Company Party’s failure to timely pay rights fees due and payable under the Media Rights Agreements (such failures, “Payment Breaches”), and (ii) forbear from the exercise of any rights (including any right of termination but excluding any right of set-off or payment withholding) or remedies it may have under the Media Rights Agreements, under applicable U.S. or non-U.S. law or otherwise, in each case solely with respect to any Payment Breaches;

(e) solely with respect to the Consenting Lenders, provide any consents under the Credit Agreement, or any notices, orders, instructions, or directions to the Agent that are necessary or reasonably requested by the Company Parties to facilitate the consummation of the Transactions in accordance with the terms, conditions, and applicable timelines set forth in this Agreement and the Transaction Term Sheet;

(f) solely with respect to the Consenting Lenders, forbear from the exercise of their rights (including any right of set-off) or remedies they may have under the Credit Agreement, and any agreement contemplated thereby or executed in connection therewith, as applicable, and under applicable U.S. or non-U.S. law or otherwise, in each case, with respect to (i) the Event of Default (as defined in the Credit Agreement) pursuant to Section 8.01(b) of the Credit Agreement that occurred on October 11, 2024, due to the Loan Parties’ (as defined in the Credit Agreement) failure to make payment on the outstanding principal amount of the Term Loan on the Maturity Date (as defined in the Credit Agreement), (ii) the Default (as defined in the Credit Agreement) pursuant to Section 7.01(c) of the Credit Agreement due to the failure to deliver the budget of Holdings and its Subsidiaries (as defined in the Credit Agreement) for the following fiscal year by March 31, 2025, which, if not cured by April 30, 2025, would result in an Event of Default pursuant to Section 8.01(d) of the Credit Agreement, (iii) any Event of Default pursuant to Section 7.28 of the Credit Agreement resulting from the failure to maintain a Total Leverage Ratio (as defined in the Credit Agreement) of less than 5.50:1.00, and (iv) any Event of Default pursuant to Section 7.29 of the Credit Agreement resulting from the failure to maintain an Interest Coverage Ratio (as defined in the Credit Agreement) of not less than 2.00:1.00 for the applicable Measurement Period (as defined in the Credit Agreement) (each such Event of Default, a “Specified Default” and, collectively, the “Specified Defaults”). Each Consenting Lender specifically agrees that this Agreement constitutes a direction to the Agent to refrain from exercising any right or remedy available or power conferred to the Agent against the Company Parties or any of their assets in connection with the Specified Defaults except as necessary to effectuate the Transactions. For the avoidance of doubt, nothing in this Section 5.01(f) shall restrict or limit the Consenting Lenders or the Agent from taking any action otherwise permitted under the Credit Agreement or any action permitted or required to be taken hereunder for the purposes of consummating the Transactions, including pursuant to any Definitive Document; and

(g) solely with respect to Parent, (i) to the extent any legal, tax, or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated in this Agreement on the basis set forth in the Transaction Term Sheet and the Upside Sharing Tax Term Sheet, take all steps reasonably necessary or desirable or reasonably requested by the Required Consenting Lenders, the Teams, or the Company Parties to address any such impediment, including negotiating in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner consistent with the Transaction Term Sheet and the Upside Sharing Tax Term Sheet and reasonably acceptable to the Required Consenting Stakeholders; and (ii) cooperate in good faith with the Required Consenting Lenders and the Company Parties to structure and implement the Transactions on the basis set forth in the Transaction Term Sheet and the Upside Sharing Tax Term Sheet in a tax efficient manner for the Consenting Lenders and the Company Parties.

5.02. Negative Commitments. During the Agreement Effective Period, each Consenting Stakeholder agrees, severally, and not jointly, in respect of each of its Company Claims/Interests, that it shall not:

(a) object to, delay, impede, or take any other action that would be reasonably expected to interfere with the acceptance, implementation, or consummation of the Transactions, including through instructions to the Agent;

(b) subject to Section 8 of this Agreement, solicit, initiate, knowingly encourage, propose, respond to, negotiate, or otherwise agree to, support, endorse, or approve any Alternative Transaction;

(c) file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleading, or other document with any court) that, in whole or in part, is not materially consistent with this Agreement;

(d) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement or the Transactions contemplated in this Agreement against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(e) object to, delay, impede, or take any other action that would be reasonably expected to interfere with the Company Parties’ ownership and possession of their assets, wherever located; or

(f) solely with respect to Parent, pledge, encumber, assign, sell, or otherwise transfer, offer, or contract to pledge, encumber, assign, sell, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any Interests in the Company Parties, whether held directly or indirectly, other than in connection with the Transactions contemplated in this Agreement.

Section 6. Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest; (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Transactions; (c) prevent any Consenting Stakeholder from (i) enforcing this Agreement or any Definitive Documents, (ii) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents, or (iii) exercising any rights or remedies under this

Agreement or any Definitive Documents, including any consent rights; (d) limit the ability of a Consenting Stakeholder to purchase, sell, or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof, and any applicable agreements governing such Company Claims/Interests; (e) constitute a waiver or amendment of any term or provision of the Credit Agreement or, except as expressly provided in Section 5.01(d) of this Agreement, any Media Rights Agreement; (f) require any Consenting Stakeholder to incur, assume, or become liable for any financial or other liability or obligation or expenses or to agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations, other than as expressly described in this Agreement; (g) prevent any Consenting Stakeholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its Company Claims/Interests or any lien securing any such Claims/Interests; (h) waive, limit, impair, or restrict the ability of any Consenting Stakeholder to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries), other than as expressly described in this Agreement; (i) prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement; (j) prevent any Consenting Stakeholder from taking any action, or omit to take any action, that is required by applicable Law or require any Consenting Stakeholder to take any action, or omitting to take any action, that is prohibited by applicable Law, or require any Consenting Lender to waive or forego the benefit of any applicable legal privilege; (k) subject to Section 5.01(d), prevent or limit the Teams from exercising or enforcing any rights under the Media Rights Agreements; or (l) require a Consenting Stakeholder to pursue, or become a plaintiff in, any legal action, litigation or other adversarial proceeding.

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. During the Agreement Effective Period, each of the Company Parties agrees to:

(a) use commercially reasonable efforts to pursue, consummate, and implement the Transactions on the terms set forth in this Agreement (including the Transaction Term Sheet) on or prior to the Outside Date, including by negotiating the Definitive Documents in good faith;

(b) support and take all commercially reasonable actions necessary or reasonably requested by the other Parties to facilitate the solicitation, approval, and consummation of the Transactions, as applicable, to the extent consistent with the terms and conditions in this Agreement;

(c) to the extent any legal, tax, or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated in this Agreement on the basis set forth in the Transaction Term Sheet and the Upside Sharing Tax Term Sheet, take all steps reasonably necessary or desirable or reasonably requested by the Required Consenting Lenders, Parent, or the Teams to address any such impediment, including negotiating in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner consistent with the Transaction Term Sheet and the Upside Sharing Tax Term Sheet and reasonably acceptable to the Required Consenting Lenders, Parent, and the Teams;

(d) use commercially reasonable efforts to obtain any and all required Permits and governmental, regulatory, and/or third-party approvals for the Transactions;

(e) negotiate in good faith, execute, deliver, implement, and perform its obligations under the Definitive Documents in accordance with the terms of this Agreement and any other required agreements to effectuate and consummate the Transactions and the transactions contemplated by the Definitive Documents;

(f) promptly notify counsel to the Consenting Stakeholders in writing (email being sufficient) of the commencement of any material governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) when the Company Parties have such actual knowledge of such matters, with such actual knowledge to be the actual knowledge of the Chief Executive Officer, the Executive Vice President of Business Affairs and Distribution, the Company Parties’ in-house legal counsel, or the Company Parties’ outside advisors at PJT and/or Paul, Weiss so long as such notice is received by persons at such firms who are advising the Company Parties in connection with this Agreement;

(g) if the Company Parties know of a breach by any Party (including a Company Party) of such Party’s obligations, undertakings, representations, warranties, or covenants set forth in this Agreement or any other Definitive Document, furnish prompt written notice (and in any event within two Business Days of such actual knowledge, with such actual knowledge to be the actual knowledge of the Chief Executive Officer, the Executive Vice President of Business Affairs and Distribution, the Company Parties’ in-house legal counsel, or the Company Parties’ outside advisors at PJT and/or Paul, Weiss so long as such notice is received by persons at such firms who are advising the Company Parties in connection with this Agreement) to the Consenting Stakeholders and the counsel to the Consenting Stakeholders;

(h) inform the Consenting Stakeholders and counsel to the Consenting Stakeholders reasonably promptly, but no later than two Business Days after becoming aware of: (i) any matter or circumstance which it knows, or believes is likely, to be a material impediment to the implementation or consummation of the Transactions; (ii) any notice of any commencement of any insolvency proceedings, legal suit for payment of material debt, or securement of material security from or by any person in respect of any Company Party; or (iii) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or could reasonably be expected to result in the termination of, this Agreement;

(i) pay and reimburse all Agent’s Fees and Expenses (i) within five Business Days of receipt of an invoice therefor, provided that the Company Parties shall have two Business Days to cure such failure from the date the Agent or the Consenting Lenders provide written notice of such failure, and (ii) on the Transaction Effective Date;

(j) provide any consents under the Credit Agreement, or any notices, orders, instructions, or directions to any Person that are necessary to facilitate the consummation of the Transactions in accordance with the terms, conditions, and applicable timelines set forth in this Agreement and the Transaction Term Sheet;

(k) cooperate in good faith with the Parties to structure and implement the Transactions on the basis set forth in the Transaction Term Sheet and the Upside Sharing Tax Term Sheet in a tax efficient manner for the Parties;

(l) promptly provide a Consenting Stakeholder with any documentation or information related to the Transactions, the Company Parties, and/or their subsidiaries that is reasonably requested from time to time by such Consenting Stakeholder or is reasonably necessary to consummate the Transactions;

(m) maintain all cash or cash equivalents of the Loan Parties not held in an account with the Agent subject to a control agreement in favor of the Agent in a single account of the Company that (x) is subject to a control agreement in favor of the Agent, (y) was identified by the Company in writing to the Agent prior to the Execution Date, and (z) is reasonably acceptable to the Agent;

(n) (i) on April 28, 2025, and on each Monday and Thursday thereafter (or if any such day is not a Business Day, on the next day that is a Business Day), deliver to the Agent, no later than 5:00 p.m. Eastern Time on such date, a report in form reasonably satisfactory to the Agent setting forth the aggregate amount of unrestricted cash of the Loan Parties as of the close of business on the prior Business Day; provided that such report shall include the balances of each applicable account individually, the account numbers of the individual accounts and indicate whether or not such account is currently subject to a control agreement in favor of the Agent; and (ii) on April 28, 2025, and on each Monday thereafter (or if any such day is not a Business Day, on the next day that is a Business Day), deliver to the Agent, no later than 5:00 p.m. Eastern Time on such date, a written certification of the Loan Parties’ compliance with Section 7.01(m) hereof that is signed by the Chief Executive Officer or Executive Vice President of Business Affairs and Distribution of the Company;

(o) hold conference calls for the Agent and Consenting Lenders (upon the reasonable request of the Agent and/or the Agent’s advisors and at a time mutually agreed upon between the Company and the Agent and/or the Agent’s advisors) with members of management team of the Company Parties and PJT to discuss the Transactions and any other matters related to the financial condition or results of operations of the Company Parties; and

(p) notify the Agent, Consenting Lenders, the Teams, and Parent reasonably promptly (and in any case within one Business Day) in writing (which may be by email to counsel to the Agent, counsel to the Teams, and counsel to Parent, respectively) of (w) the occurrence of any event which could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement), (x) the receipt by any of the Company Parties of any material complaint or demand by any person against any of the Company Parties, (y) any proceeding commenced, or, to the actual knowledge of the Company (with such actual knowledge to be the actual knowledge of Chief Executive Officer, the Executive Vice President of Business Affairs and Distribution, the Company’s in-house legal counsel, or the Company’s outside advisors at PJT and/or Paul, Weiss so long as such notice is received by persons at such firms who are advising the Company in connection with this Agreement), threatened against any Loan Parties, or (z) the termination or any termination notice received in respect of, any material agreement of the Company Parties.

7.02. Negative Commitments of the Company Parties. During the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) take, or encourage any other person or entity to take, any action, directly or indirectly, that would reasonably be expected to breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance, implementation, or consummation of the Transactions, this Agreement, or the entry into the Definitive Documents;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of, this Agreement, the Transactions described in this Agreement, the Transaction Term Sheet, or the Definitive Documents;

(c) subject to Section 8.02 of this Agreement, solicit, initiate, encourage, propose, respond to, negotiate, or otherwise agree to, support, endorse, or approve any Alternative Transaction;

(d) amend, supplement, waive, modify, or file a pleading seeking authority to amend, supplement, waive, or modify any Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement;

(e) authorize, create, or issue any additional Interests in any of the Company Parties other than to the extent necessary to implement the Transactions and solely in connection with such implementation;

(f) amend any of their Organizational Documents in a manner that is materially inconsistent with this Agreement;

(g) execute any agreement, instrument, form, or other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement and/or the Transactions that, in whole or in part, is not consistent with this Agreement, including the Transaction Term Sheet, or any Definitive Document, as applicable; or

(h) (i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any Term Loan Claims of any of the Consenting Lenders, or (B) the validity, enforceability, or perfection of any lien or other encumbrance securing any Term Loan Claims of any of the Consenting Lenders or (ii) support any Person in connection with any of the acts described in clause (i) of this Section 7.02(h).

Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. If any Company Party receives an Alternative Transaction Proposal, the Company Parties shall notify the Consenting Stakeholders, counsel to the Consenting Stakeholders, and FTI of the receipt of such Alternative Transaction Proposal within two Business Days after such receipt, with such notice to include copies of any such written Alternative Transaction Proposal (or a summary of any such oral Alternative Transaction Proposal) and any other material terms of such Alternative Transaction Proposal (including the identity of the Person(s) involved) (such notice, an “Alternative Transaction Proposal Notice”).

8.02. Solely with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld, conditioned, or delayed, and which consent shall be deemed given if the Company Parties have not received an objection from any of Parent, the Teams, or the Required Consenting Lenders within five Business Days of delivery of an Alternative Transaction Proposal Notice, each of the Company Parties, Consenting Lenders, Parent, and the Teams, and each such Party’s directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors, or representatives shall have the right to, solely with respect to the unsolicited Alternative Transaction Proposal disclosed in such Alternative Transaction Proposal Notice: (a) consider, respond to, and facilitate access to information in response to such unsolicited Alternative Transaction Proposal; (b) provide access to non-public information concerning any Company Party to such Entity that provided such unsolicited Alternative Transaction Proposal that (i) executes and delivers a Confidentiality Agreement (which Confidentiality Agreement shall permit the Company Parties, the Consenting Lenders, Parent, and the Teams to share any Alternative Transaction Proposals, the status of any discussions, and the identity of any counterparty with the Consenting Stakeholders), and (ii) requests such information; and (c) maintain or continue existing discussions with respect to, or otherwise cooperate with, any inquiries or any proposals regarding any such unsolicited Alternative Transaction Proposal; provided that the Company Parties, Parent, and the Teams shall (x) provide prompt updates on the status of discussions and negotiations regarding such unsolicited Alternative Transaction Proposal to the other Parties, and (y) promptly provide such information as is reasonably requested by the advisors to the Consenting Stakeholders in connection with any Alternative Transaction Proposal, including any information provided to any Person(s) considering proposing an Alternative Transaction Proposal. Notwithstanding anything herein to the contrary, the consent of any of Parent, the Teams, or the Required Consenting Lenders may be withdrawn at any time, and the Company Parties shall no longer have the right to take the actions contemplated by this Section 8.02 upon the withdrawal of any such consent; provided that any such withdrawal of consent shall not be exercised in an unreasonable manner.

Section 9. Transfer of Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Lenders shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless the transferee (i) executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement, (ii) is an existing Party to this Agreement at such time, or (iii) is a Qualified Marketmaker subject to the exception set forth in Section 9.06.

9.02. During the Agreement Effective Period, neither Parent nor the Company Parties shall Transfer any Interests, and any such Transfer shall be void ab initio.

9.03. Upon compliance with the requirements of Section 9.01, the transferor shall (a) be deemed to relinquish its rights (and be released from its obligations) under this Agreement only to the extent of the rights and obligations in respect of such transferred Company Claims, and the transferee shall be deemed a “Consenting Stakeholder” (as a “Consenting Lender”) and a “Party” under this Agreement and (b) not be liable to any Party to this Agreement for the failure of transferee to comply with the terms and conditions of this Agreement. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.04. This Agreement shall in no way be construed to preclude the Consenting Lenders from acquiring additional Company Claims. Notwithstanding the foregoing, (a) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties) and (b) such Consenting Lender must provide notice of such acquisition (including the amount and type of Company Claims acquired) to counsel to the Company Parties within five Business Days of such acquisition.

9.05. This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Lender to Transfer any of its Company Claims. Notwithstanding anything to the contrary in this Agreement, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.06. Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims subject to this Agreement held by a Consenting Lender with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims if (i) such Qualified Marketmaker subsequently transfers such Company Claims (by purchase, sale assignment, participation, or otherwise) within five Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; (iii) the transferee executes and delivers a Transfer Agreement in respect of such Company Claims to the extent required pursuant to Section 9.01; and (iv) the Transfer otherwise is a permitted Transfer under Section 9.01. To the extent that a Consenting Lender is acting solely in its capacity as a Qualified Marketmaker, it may acquire (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims from a holder of Company Claims that is not a Consenting Lender and may Transfer such right, title or interests in such Company Claims to a transferee that is not a Consenting Lender at the time of such Transfer without the requirement that the transferee be a Permitted Transferee.

9.07. The Company Parties understand that the Consenting Lenders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of each Consenting Lender that principally manages and/or supervises such Consenting Lender’s investment in the Company Parties, and shall not apply to any other trading desk or business group of such Consenting Lender, so long as they are not acting at the direction or for the benefit of such Consenting Lender or in connection with such Consenting Lender’s investment in the Company Parties and, furthermore, shall not apply to any claims that may be beneficially owned by non-affiliated clients of such Consenting Lender or any of its affiliates or for which such Consenting Lender acts in a fiduciary capacity. Without limiting the foregoing, where a Consenting Lender enters into or joins this Agreement through an identified business unit(s) and/or trading desk(s) in respect of the Term Loans (as specified in the signature page to this Agreement, Transfer Agreement, or a Joinder), the terms of this Agreement shall apply only to that identified trading desk(s) and/or business group(s) and not any other trading desk(s) and/or business group(s) within the legal entity which has not signed or acceded to this Agreement (in accordance with the terms of this Agreement) separately in respect of any debt or other instrument which it legally or beneficially owns and, therefore, that Consenting Lender shall not be required to procure compliance with this Agreement on behalf of such other trading desk(s) and/or business group(s) within that legal entity.

9.08. Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Consenting Lender that is a Qualified Marketmaker before the occurrence of conditions giving rise to the TSA Effective Date, such Consenting Lender shall be a Consenting Lender hereunder solely with respect to the Company Claims listed on such signature pages and, subject to the provisions of Section 9.06 hereof, shall not be required to comply with this Agreement for any other Company Claims it may hold from time to time in its role as a Qualified Marketmaker.

9.09. Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any Claims in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims.

9.10. If any Consenting Lender (the “Exiting Lender”) ceases to beneficially own any Company Claims/Interests, then (i) the obligations and rights of such Consenting Lender under this Agreement shall terminate except with respect to any breaches or violations of this Agreement arising prior to such termination by such Exiting Lender, and (ii) such Exiting Lender shall no longer be a “Consenting Lender” for purposes of this Agreement.

Section 10. Representations and Warranties of Consenting Lenders and Parent. Each of the Consenting Lenders and Parent represents, warrants, and covenants to each other Party, severally, and not jointly, that, as of the Execution Date:

(a) it is the sole legal and beneficial owner of all Company Claims/Interests set forth on its signature page to this Agreement and it has not Transferred, or agreed to Transfer (other than in accordance with Section 9 of this Agreement), in whole or in part, any Claim with respect to its Company Claims/Interests;

(b) it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e) solely with respect to each Consenting Lender, (i) it is the sole beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, advisor, or subadvisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Lender’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement), and (ii) having made reasonable inquiry, it is not the beneficial or record owner of any Company Claims/Interests other than those reflected in such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement);

provided, that with respect to each of (a) through (e) above, such representations and warranties (1) shall not apply to any Company Claims/Interests sold by any Consenting Lender that are the subject of a Bona Fide Trade, and (2) shall apply to any Company Claims/Interests purchased by any Consenting Lender that are the subject of a Bona Fide Trade upon the settlement of such Bona Fide Trade.

Section 11. Representations and Warranties of the Company Parties. Each of the Company Parties represents, warrants, and covenants to the Consenting Lenders that, (a) as of the Execution Date, there is no Default or Event of Default under the Credit Agreement other than the Specified Defaults and (b) each of the Specified Defaults constitutes an Event of Default under the Credit Agreement.

Section 12. Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, severally, and not jointly, that, as of the Execution Date and as of the Transaction Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement (including the requisite consents required before the entry into the Definitive Documents), no third-party consent or approval is required by any Person for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its certificates of incorporation, bylaws, limited liability company agreements, or other Organizational Documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e) it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction; and

(f) it is not a party to, or in discussions regarding, any contract, agreement, commitment, understanding, or other binding agreement or obligation (written or oral) with any other Person with respect to an Alternative Transaction.

Section 13. Termination Events.

13.01. Consenting Lenders Termination Events. The Required Consenting Lenders, not including any Consenting Lender that is in breach of its obligations under this Agreement, may terminate this Agreement as to all Parties, upon written notice (including by counsel to the Agent) to the other Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by any other Party of any of the representations, warranties, or covenants of such Party set forth in this Agreement, other than the covenants set forth in Sections 7.01(m) and 7.01(n), that has not been cured (if susceptible to cure) within five Business Days after the Required Consenting Lenders transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(b) the breach by any of the Company Parties of any of the covenants set forth in Sections 7.01(m) and 7.01(n) of this Agreement;

(c) if any of the Company Parties, the Teams, or Parent makes a (i) public announcement of its intention not to support the Transactions, or (ii) agreement or indication of a material commitment to pursue (including as may be evidenced by a term sheet, letter of intent, or similar document from or to a Company Party, the Teams, or Parent), or public announcement of its intent to pursue, any Alternative Transaction;

(d) (i) if either of the Teams (x) sends a notice of termination pursuant to, or otherwise takes any action to terminate, either of the Media Rights Agreements or (y) exercises any rights (including any right of termination but excluding any right of set-off or payment withholding) or remedies it may have, solely in respect of any Payment Breach under the Media Rights Agreements, under applicable U.S. or non-U.S. law or otherwise, (ii) termination of either of the Media Rights Agreements, or (iii) the occurrence of any event that would, subject to the cure and notice requirements set forth therein, permit the Teams to terminate this Agreement pursuant to Section 13.04(d);

(e) the occurrence of any Default (to the extent not cured within five Business Days after the Company’s receipt of written notice from the Agent or the Required Consenting Lenders) or Event of Default under the Credit Agreement other than the Specified Defaults;

(f) the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty calendar days; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(g) the commencement of any action, suit, litigation, investigation, or other proceeding against the Agent or any Consenting Lender by any Loan Party, or any of its Affiliates (as defined in the Credit Agreement) asserting claims relating in any way to the Credit Agreement, any other Loan Documents, or this Agreement;

(h) any transaction or payment by any Loan Party or Restricted Subsidiary (as defined in the Credit Agreement) that is outside of the ordinary course of business of such Loan Party or Restricted Subsidiary, provided that any transaction or payment made by any Loan Party or Restricted Subsidiary in connection with or as a result of its financial condition, including but not limited to payments of advisor fees, legal fees, work-out, refinancing restructuring-related costs, or similar payments, shall be deemed to have been made in the ordinary course of business of such Loan Party or Restricted Subsidiary;

(i) the incurrence by any Loan Party or Restricted Subsidiary of any Lien (as defined in the Credit Agreement) under clauses (xi) and (xii) of Section 7.16 of the Credit Agreement;

(j) the granting of any security interest by any Loan Party or any Restricted Subsidiary other than pursuant to the Credit Agreement or any other Loan Documents (including any security interest in any Equity Interests (as defined in the Credit Agreement) in Gotham Advanced Media and Entertainment, LLC (“GAME”));

(k) the incurrence by any Loan Party or Restricted Subsidiary of any Indebtedness (as defined in the Credit Agreement) for funded debt or any Indebtedness under clauses (vii) (in excess of $2,500,000.00), (x) (in excess of $2,000,000.00), (xii), (xiii) and (xv) of Section 7.14 of the Credit Agreement; provided that the Loan Parties and the Restricted Subsidiaries shall be permitted to incur obligations in respect of corporate overhead or other amounts allocated from Parent or its affiliates to any Loan Party or Restricted Subsidiary so long as such obligations are (i) not paid in cash, (ii) unsecured, and (iii) do not exceed $1,400,000 in the aggregate during the Agreement Effective Period, which amount may be increased in writing by the Company and the Required Consenting Lenders (which may include email among counsel to each of the Company Parties and the Required Consenting Lenders);

(l) the making of any Investment (as defined in the Credit Agreement) by any Loan Party or Restricted Subsidiary other than (i) any Investment in any Loan Party or (ii) any Permitted Investment (as defined in the Credit Agreement) (other than any Permitted Investment under clause (e) or (k) of the definition thereof);

(m) the making of any Permitted Parent Payment (as defined in the Credit Agreement) by any Loan Party or Restricted Subsidiary, except payment in respect of indemnities incurred by Holdings, officers, and/or directors in connection with managing the business or affairs of Holdings, the Loan Parties, or any Subsidiary (as defined in the Credit Agreement), provided that such payments are pursuant to agreements or arrangements in effect at Holdings prior to October 11, 2024;

(n) the making of any, direct or indirect, Restricted Payment (as defined in the Credit Agreement) by any Loan Party or Restricted Subsidiary (other than payments to Loan Parties) (including with respect to reimbursement of legal or other professional fees and expenses, but excluding any customary director fees and expenses (including payments in respect of indemnification obligations) and employee and officer compensation (including, but not limited to, bonuses) in the ordinary course of business, provided, that the payments of such customary director fees and expenses and employee and officer compensation shall not exceed $130,000 in the aggregate during the Agreement Effective Period, which amount may be increased in writing by the Company and the Required Consenting Lenders (which may include email among counsel to each of the Company Parties and the Required Consenting Lenders), provided, further, such aggregate cap shall not apply to payments in respect of indemnities incurred by Holdings, officers, and/or directors in connection with managing the business or affairs of Holdings, the Loan Parties, or any Subsidiary);

(o) the making of any other payment or transfer of value, assets or property by any Loan Party to Holdings or any of its Affiliates (other than the Loan Parties), except pursuant to (i) agreements or arrangements in effect prior to October 11, 2024, or (ii) any future agreements or arrangements that are on a basis no less favorable to the Loan Party or such Restricted Subsidiary than those that could be obtained at the time for a comparable transaction in an arm’s-length dealing with an unrelated third party (or for purposes of agreements or arrangements with GAME, on a basis no less favorable to the Loan Party or such Restricted Subsidiary than those obtained for a substantially comparable transaction between GAME and YES Network);

(p) (i) any amendment, waiver, supplement, or other modification to any employment agreement or employee compensation plan by any Loan Party other than in the ordinary course of business, (ii) the entry by any Loan Party into any new employment agreement or employee compensation plan other than in the ordinary course of business; (iii) the payment of any amount contemplated by any employment agreement or employee compensation plan by any Loan Party before the date on which such amount becomes due and payable pursuant to the terms of such agreements or plans, as applicable; or (iv) the payment by any Loan Party of any bonus, incentive, retention, severance, change of control, or termination payment, except for payments when due in accordance with the terms of any employment agreement or employee compensation plan that any Loan Party has entered into prior to October 11, 2024, as applicable, provided that in no event before the Outside Date shall any change of control or similar payments be paid as a result of this Agreement or any contemplated restructuring of the Obligations;

(q) the effecting of any transaction under Section 7.22 or Section 7.23 of the Credit Agreement by any Loan Party or Restricted Subsidiary;

(r) the incurrence of any Guarantee (as defined in the Credit Agreement) in excess of $2,000,000.00 by any Loan Party or Restricted Subsidiary under clause (v) of Section 7.15 of the Credit Agreement;

(s) the effecting of any transaction with any Affiliate by any Loan Party or Restricted Subsidiary, except as permitted under Section 7.20 of the Credit Agreement (other than clauses (d) and (h) thereof);

(t) the making of any Disposition (as defined in the Credit Agreement) by any Loan Party or any Restricted Subsidiary under clause (iv) of Section 7.24 of the Credit Agreement;

(u) the formation, establishment, or acquisition of any Subsidiary by any Loan Party or by any Restricted Subsidiary;

(v) the taking of any action by any Loan Party or Restricted Subsidiary that results in a Guarantor becoming an Excluded Subsidiary (as defined in the Credit Agreement); or

(w) the payment by any Company Party of any rights fees due and payable under the Media Rights Agreements prior to the Transaction Effective Date.

13.02. Company Party Termination Events. Any Company Party, so long as such Company Party is not in breach of its obligations under this Agreement, may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:

(a) (i) the breach in any material respect by Parent or either of the Teams of any provision set forth in this Agreement that has not been cured (if susceptible to cure) within five Business Days after the Company Parties transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such breach, or (ii) the breach in any material respect by either (A) Consenting Lenders collectively holding greater than 33.33% of the outstanding principal amount of the Term Loans or (B) at least one Consenting Lender holding 10% or more of the outstanding principal amount of the Term Loans, of any provision set forth in this Agreement that has not been cured (if susceptible to cure) within five Business Days after the Company Parties transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such breach; or

(b) the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty calendar days after the terminating Company Party transmits a written notice in accordance with Section 15.10 of this Agreement detailing any such issuance; provided, however, that the Company Parties have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement; provided, further, this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

13.03. Parent Termination Events. Parent, so long as Parent is not in breach of its obligations under this Agreement, may terminate this Agreement as to all Parties, upon written notice to the other Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:

(a) (i) unless such action has been directly or indirectly caused by Parent, the breach in any material respect by any Company Party of any of the covenants of such Company Party set forth in this Agreement, other than the covenants set forth in Sections 7.01(i), 7.01(j), 7.01(m) through 7.01(p), 11, and 16, that materially and adversely affects Parent and has not been cured (if susceptible to cure) within five Business Days after Parent transmits a written notice in accordance with Section 15.10 hereof detailing any such breach; provided, however, no decision taken by the board of directors, board of managers, or such similar governing body of any Company Party and which results in a covenant breach described in the foregoing clause (i) shall be deemed to be an action that has been directly or indirectly caused by Parent, (ii) the breach in any material respect by either of the Teams of representations, warranties, or covenants set forth in this Agreement that would materially and adversely affect Parent that remains uncured (if susceptible to cure) within five Business Days after Parent transmits a written notice to such Party in accordance with Section 15.10 of this Agreement detailing any such breach, or (iii) the breach in any material respect by either (A) Consenting Lenders collectively holding greater than 33.33% of the outstanding principal amount of the Term Loans or (B) at least one Consenting Lender holding 10% or more of the outstanding principal amount of the Term Loans, of any provision set forth in this Agreement that has not been cured (if susceptible to cure) within five Business Days after the Company Parties transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such breach;

(b) unless such action has been directly or indirectly caused by Parent, any Company Party’s (i) public announcement of its intention not to support the Transactions, or (ii) agreement or indication of a material commitment to pursue (including as may be evidenced by a term sheet, letter of intent, or similar document from or to a Company Party), or public announcement of its intent to pursue, any Alternative Transaction; provided, however, no decision taken by the board of directors, board of managers, or such similar governing body of any Company Party and which results in a covenant breach described in the foregoing clauses (i) and (ii) shall be deemed to be an action that has been directly or indirectly caused by Parent; or

(c) the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty Business Days after Parent transmits a written notice in accordance with Section 15.10 of this

Agreement detailing any such issuance; provided, however, that to the extent such ruling or order was issued as to Parent, Parent has made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement; provided, further, this termination right shall not apply to or be exercised by Parent if Parent sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

13.04. Team Termination Events. Any Team, so long as such Team is not in breach of its obligations under this Agreement, may terminate this Agreement as to all Parties, upon written notice to the other Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:

(a) (i) the breach in any material respect by any Company Party or Parent of any of the representations, warranties, or covenants of such Party set forth in this Agreement, other than the covenants set forth in Sections 7.01(i), 7.01(j), 7.01(m) through 7.01(p), 11, and 16, that materially and adversely affects the Teams and has not been cured (if susceptible to cure) within five Business Days after the Teams transmits a written notice in accordance with Section 15.10 hereof detailing any such breach, or (ii) the breach in any material respect by either (A) Consenting Lenders collectively holding greater than 33.33% of the outstanding principal amount of the Term Loans or (B) at least one Consenting Lender holding 10% or more of the outstanding principal amount of the Term Loans, of any provision set forth in this Agreement that has not been cured (if susceptible to cure) within five Business Days after the Company Parties transmit a written notice in accordance with Section 15.10 of this Agreement detailing any such breach;

(b) any Company Party’s (i) public announcement of its intention not to support the Transactions, or (ii) agreement or indication of a material commitment to pursue (including as may be evidenced by a term sheet, letter of intent, or similar document from or to a Company Party), or public announcement of its intent to pursue, any Alternative Transaction;

(c) the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty calendar days after such Team transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, however, that to the extent such ruling or order was issued as to any Team, such Team has made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement; provided, that this termination right shall not apply to or be exercised by such Team if it sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d) the breach in any material respect, other than any Payment Breach, by any Company Party of any of the representations, warranties, or covenants of such Company Party set forth in any Media Rights Agreement that has not been cured (if susceptible to cure) within five Business Days after such terminating Team transmits a written notice to such Company Party detailing any such breach; provided that this Section 13.04(d) shall not affect any cure period or notice period set forth in the Media Rights Agreements.

13.05. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Lenders; (b) Parent; (c) each Team; and (d) each Company Party.

13.06. Automatic Termination. This Agreement shall terminate automatically as to all Parties without any further required action or notice immediately:

(a) upon the occurrence of the Transaction Effective Date;

(b) upon the occurrence of the Outside Date;

(c) if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the immediately preceding clause (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, or (iv) makes a general assignment or arrangement for the benefit of creditors;

(d) upon the entry of an order, judgment, or decree adjudicating any Company Party bankrupt or insolvent, including the entry of any order for relief with respect to any of the Company Party under the Bankruptcy Code; or

(e) if any Company Party or Parent takes any binding corporate action in furtherance of any action described in the foregoing clauses (c) or (d).

13.07. Effect of Termination.

(a) Upon the occurrence of a Termination Date, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of or non-performance of any Party’s obligations under this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination; and (b) any obligations under this Agreement that expressly survive any such termination under this Agreement, including pursuant to this Section 13.07, Section 7.01(i) (for purposes of enforcement of obligations accrued through the Termination Date), and Section 15.18. Upon the occurrence of a Termination Date other than pursuant to Section 13.06(a), any and all consents or directions, provided or tendered by the Parties pursuant to this Agreement shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions, this Agreement, or otherwise. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or other Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 13.07 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement.

(b) Solely with respect to the Teams and the applicable Company Party, upon the occurrence of a Termination Date, any Cure Period and any Notice Period with respect to any Payment Breach, to the extent applicable, shall resume and the number of days remaining in any such Cure Period and any such Notice Period shall be the same number of days as those remaining as of April 4, 2025; provided that in no event shall (i) any Cure Period expire prior to 11:59 p.m. E.T. on the date that is the later of (A) 14 days following the Termination Date and (B) the applicable date pursuant to the Media Rights Agreements as if the Tolling Period had never occurred, or (ii) any Notice Period expire prior to the date that is 45 days after the expiration of the applicable Cure Period.

Section 14. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party; (ii) the Required Consenting Lenders; (iii) Parent; and (iv) each Team; provided that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Lender, then the consent of each such affected Consenting Lender shall also be required to effectuate such modification, amendment, waiver, or supplement; provided, further, that, without the written consent (which may include email) of each Consenting Lender, no proposed modification, amendment, waiver, or supplement shall: (i) decrease the $80 million minimum cash payment to the Lenders (as defined in the Credit Agreement) on the Transaction Effective Date, (ii) decrease the $15 million contribution from Parent, (iii) decrease the $210 million aggregate principal amount of the term loans to be issued to the Lenders, (iv) reduce the amount or frequency of the amortization or interest payments with respect to such term loans, (v) extend the maturity of such term loans, (vi) decrease the percentage of the reductions to the rights fees of the Teams as set forth in the Transaction Term Sheet, (vii) decrease the $100 million aggregate cap under the FCF Sharing Arrangement, (viii) decrease the 50% of the difference between balance sheet cash and the Minimum Cash Balance that is payable to the Lenders pursuant to the FCF Sharing

Arrangement, (ix) modify or amend any provision in Section 9 hereof to further restrict, limit, or impose any additional conditions or requirements on any Transfer of Company Claims/Interests by a Consenting Lender, (x) modify the definition of “Outside Date”, (xi) modify the definition of “Required Consenting Lenders”, or (xii) modify the last proviso set forth in Section 3.02 regarding the consent right of individual Consenting Lenders. Any amendment or modification of this Agreement that requires any Consenting Lender to incur any expenses, liabilities, or other obligations, or to agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations, in each case, except as set forth herein as of the time of such Consenting Lender’s execution of this Agreement, shall require the consent of each such impacted Consenting Lender for such waiver, modification, amendment, or supplement to be binding upon such Consenting Lender.

(c) Any modification, amendment, waiver, or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision in this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities. Any such offer will be made only in compliance with all applicable securities Laws, and/or other applicable Law.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated in, and made a part of, this Agreement, and all references to this Agreement shall include such exhibits, annexes, signature pages, and schedules.

15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters in this Agreement specified, as may be reasonably appropriate or necessary from time to time, to effectuate the Transactions and intent of this Agreement; provided that this Section 15.03 shall not limit the right of any Party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Sections 3.01 and 3.02).

15.04. Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect to the subject matter of this Agreement, other than any Confidentiality Agreement.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT, ANY LEGAL ACTION, SUIT, OR PROCEEDING WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (WHETHER IN CONTRACT, TORT, OR OTHERWISE AND IN LAW OR EQUITY) IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES OF ANY SUCH CONTRACTS. Each Party to this Agreement agrees that it shall bring any action, suit, or proceeding (whether in contract, tort, or otherwise and in law or equity) in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Federal District Court for the Southern District of New York in New York City, New York or the state courts located therein, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of such court; (b) waives any objection to laying venue in any such action, suit, or proceeding in such court (whether in contract, tort, or otherwise and in law or equity); and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

15.06. TRIAL BY JURY WAIVER. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the parties hereto, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09. Successors and Assigns; Third Parties. Subject to Section 9, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto, and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to (and does) bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person except as expressly permitted in this Agreement.

15.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

MSG Networks Inc.

11 Pennsylvania Plaza, 3rd Floor

New York, NY 10001

Attn: Andrea Greenberg; Adam Levine

E-mail address: Andrea.Greenberg@msgnetworks.com;

Adam.Levine@msgnetworks.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6065

Attn: Brian S. Hermann; Joseph M. Graham

E-mail address: bhermann@paulweiss.com; jgraham@paulweiss.com

(b)	if to Parent, to:

Sphere Entertainment Co.

2 Pennsylvania Plaza

New York, NY 10121

Attn: General Counsel

E-mail address: laura.franco@msg.com

with copies to:

Sullivan & Cromwell LLP

125 Broad St.

New York, NY 10004

Attn: Robert W. Downes; James L. Bromley

E-mail address: downesr@sullcrom.com; bromleyj@sullcrom.com

(c)	if to the Teams, to:

New York Rangers, LLC

New York Knicks, LLC

c/o Madison Square Garden Sports Corp.

2 Pennsylvania Plaza

New York, NY 10121

Attn: General Counsel

E-mail address: bryan.warner@msgsports.com; legalnotices@msgsports.com with copies to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: Andrew Elken; Frank Saviano

E-mail address: andrew.elken@lw.com; frank.saviano@lw.com

(d)	if to the Agent or JPMorgan Chase Bank, N.A. in its capacity as Consenting Lender, to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, NY 10179

Attn: Sandeep Parihar

E-mail address: sandeep.s.parihar@jpmorgan.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Angela Libby; Michael Pera

E-mail address: angela.libby@davispolk.com; michael.pera@davispolk.com

(e) with respect to each other Consenting Lender, to the address and e-mail address set forth on such Consenting Lender’s signature page to this Agreement, with copies to counsel to the Agent.

Any notice given by delivery, mail, or courier shall be effective when received.

15.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.12. Waiver. If the Transactions are not consummated, or if this Agreement is terminated for any reason, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties fully reserve any and all of their rights, remedies, claims, and defenses. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.13. Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect, or consequential damages or damages for lost profits relating to the breach or alleged breach of this Agreement.

15.14. Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of (a) the Company Parties under this Agreement are, in all respects, joint and several, and (b) the Consenting Stakeholders under this Agreement are, in all respects, several and not joint.

15.15. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.16. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at Law or in equity shall be cumulative and not alternative. The exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure or delay of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

15.17. Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this Agreement on account of all Company Claims/Interests that it holds or beneficially owns (directly or through discretionary accounts and/or funds that it manages, advises, or subsidiary-advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

15.18. Survival. For the avoidance of doubt, the Parties acknowledge and agree that if this Agreement is terminated, Section 7.01(i) (to the extent accrued up to and including such Termination Date or as provided in Section 13.06), Section 13.07, Section 15, and any defined terms used in such Sections shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

15.19. Email Consents. Where a written consent, acceptance, approval, notice or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties, and with respect to the Required Consenting Lenders, counsel to the Agent, submitting and receiving such consent, acceptance, approval, notice or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.20. Public Disclosure. The Company Parties shall deliver drafts to the counsel to the Consenting Stakeholders of any press releases and public documents with respect to the Transactions, including any disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement to the general public by Parent or any Company Party (each a “Public Disclosure”) at least 48 hours or as soon as reasonably practicable before making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. The counsel to the Consenting Stakeholders shall be authorized to share such Public Disclosure with their respective clients. Any Public Disclosure shall be reasonably acceptable to the Parent and the Teams. Under no circumstances may any Party make any public disclosure or other disclosure of any kind that would disclose either: (i) the holdings of any Consenting Lender (including on the signature pages of the Consenting Lenders, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Lender (including using the name of such Consenting Lender) without the prior written consent of such Consenting Lender or a final order of a court with competent jurisdiction; provided, however, notwithstanding the foregoing, the Company Parties shall not be required to keep confidential the aggregate holdings of all Consenting Lenders, and each Consenting Lender hereby consents to the disclosure of the execution of this Agreement by the Company Parties, and the terms hereof, in any press release or filings by the Company Parties or Parent with the U.S. Securities and Exchange Commission, or as otherwise required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body; provided, further, that if such disclosure is required by Law, and to the extent reasonably practicable and not otherwise prohibited by Law, the disclosing Party shall afford the relevant Consenting Lender a reasonable opportunity to review and comment in advance of such disclosure and such Party shall take all reasonable measures to limit such disclosure.

15.21. Relationship Among Parties.

(a) None of the Consenting Lenders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, the Company Parties or their affiliates, or any of the Company Parties’ or their affiliates’ creditors or other stakeholders. It is understood and agreed that any Consenting Lender may trade in any debt or equity securities of the Company Parties without the consent of the Company Parties or any other Consenting Stakeholder, subject to applicable securities laws and Section 9 of this Agreement. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting Stakeholders or the Company Parties shall in any way affect or negate this understanding and agreement.

(b) The obligations of each Consenting Stakeholder are several and not joint with the obligations of any other Consenting Stakeholder, even if such obligation is phrased as if given or owed by the Consenting Stakeholders collectively. Nothing contained herein and no action taken by any Consenting Stakeholder shall be deemed to constitute the Consenting Stakeholders as a partnership, an association, a joint venture, or any other kind of group or entity, or create a presumption that the Consenting Stakeholders are in any way acting in concert. The decision of each Consenting Stakeholder to enter into this Agreement has been made by each such Consenting Stakeholder independently of any other Consenting Stakeholder.

15.22. No Impairment. Notwithstanding anything to the contrary herein, nothing in this Agreement shall, or shall be construed to, in any way bind or impair the rights or remedies of any Consenting Stakeholder in connection with any bankruptcy or insolvency proceeding involving any Company Party (including any proceeding under chapter 7 or chapter 11 of the Bankruptcy Code), including with respect any use of collateral (including cash collateral), priming, adequate protection, plan voting, or otherwise.

Section 16. Default Interest. The Company Parties that are Loan Parties agree that interest on all outstanding Obligations, including the unpaid principal amount of the Term Loans, shall accrue at the Default Rate (as defined in the Credit Agreement); provided that the Company shall be permitted to continue the Term Loans as Term Benchmark Loans (as defined in the Credit Agreement) with a one-month Interest Period (as defined in the Credit Agreement) and interest payments shall be made in cash on the earlier of (x) the applicable Interest Payment Date (as defined in the Credit Agreement) and (y) the Termination Date.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to the Transaction Support Agreement

MSG NETWORKS INC.

By:	/s/ Andrea Greenberg
Name:	Andrea Greenberg
Title:	President and Chief Executive Officer

MSGN HOLDINGS, L.P.
By: MSGN EDEN, LLC, as its General Partner

By:	/s/ Andrea Greenberg
Name:	Andrea Greenberg
Title:	President and Chief Executive Officer

MSGN EDEN, LLC

By:	/s/ Andrea Greenberg
Name:	Andrea Greenberg
Title:	President and Chief Executive Officer

REGIONAL MSGN HOLDINGS LLC

By:	/s/ Andrea Greenberg
Name:	Andrea Greenberg
Title:	President and Chief Executive Officer

[Company Parties’ Signature Page to Transaction Support Agreement]

MSGN INTERACTIVE, LLC,
MSGN PUBLISHING, LLC,
MSGN SONGS, LLC,
SPORTSCHANNEL ASSOCIATES, and
THE 31st STREET COMPANY, L.L.C.

By: MSGN EDEN, LLC, as the General Partner of MSGN Holdings, L.P.

By:	/s/ Andrea Greenberg
Name:	Andrea Greenberg
Title:	President and Chief Executive Officer

[Company Parties’ Signature Page to Transaction Support Agreement]

Parent’ s Signature Page to the Transaction Support Agreement

SPHERE ENTERTAINMENT CO.

By:	/s/ David Granville-Smith
Name:	David Granville-Smith
Title:	Executive Vice President

[Consenting Stakeholder’s Signature Page to Transaction Support Agreement]

The Teams’ Signature Page to the Transaction Support Agreement

NEW YORK RANGERS, LLC

By:	/s/ Bryan Warner
Name:	Bryan Warner
Title:	SVP, Head of Legal

NEW YORK KNICKS, LLC

By:	/s/ Bryan Warner
Name:	Bryan Warner
Title:	SVP, Head of Legal

[Consenting Stakeholder’s Signature Page to Transaction Support Agreement]

CONSENTING LENDERS’ SIGNATURES ON FILE WITH AGENT

EXHIBIT A

Transaction Term Sheet

DELTA

POST GAME
MSG

WE GUIDE YOU HOME
NEW YORK
32
HART
3

HISCHIER
13

MAYFIELD
24

72

MSG NETWORKS

Term Sheet

April 24, 2025

Term Sheet April 24, 2025 Strictly Confidential. Subject to F.R.E. 408 and State Law Equivalents.

Term Sheet 1 Strictly Confidential. Subject to F.R.E. 408 and State Law Equivalents. Upfront consideration to lenders $210mm newly issued term loan Minimum cash payment to lenders of $80mm at close, including $15mm contribution from Sphere Amount in excess of $20mm pro forma balance sheet cash to be added to closing cash payment to lenders For the avoidance of doubt this will not reduce any other consideration (including amount of newly issued term loan or FCF Sharing Cap or $15mm contribution from Sphere) TERMS OF NEW TERM LOAN Principal repayment Quarterly fixed amortization of $10mm, not subject to minimum cash balances below, with first payment 9/30/25 100% of excess free cash flow used to repay principal until fully repaid, including all balance sheet cash above applicable quarterly minimum cash levels ($25mm for quarters ended 9/30 and 12/31, $15mm for quarters ended 3/31, and $20mm for quarters ended 6/30), with first testing 9/30/25 For the avoidance of doubt, limited to cash generated through operating activities only (e.g., excludes cash generated through revolver or other borrowings and any equity invested in MSGN) and will be subject to certain limited exceptions to be agreed (which will include, without limitation, accruals for contractual affiliate and advertiser rebates, etc.) Credit agreement to include mutually-agreed baskets, covenants, and restrictions (which may include expense restriction provisions) TENOR 4.5 years INTEREST SOFR + 5.00% Paid quarterly in cash Rights fee concessions KNICKS 28.0% reduction in ’24/’25 season with no annual escalator Reduction effective 1/1/25(1) Term to expire after ’28/’29 season, subject to ROFR / related terms to be agreed in definitive documents 30-day total cure and notice period for non-payment termination right Knicks to be paid owed rights fees (February, March and any other payments due before transaction closing) at the reduced rate upon transaction closing (i.e., concurrent with consideration to term loan lenders) RANGERS 18.0% reduction in ’24/’25 season with no annual escalator Reduction effective 1/1/25(1) Term to expire after ’28/’29 season, subject to ROFR / related terms to be agreed in definitive documents Rangers to be paid owed rights fees (February, March and any other payments due before transaction closing) at the reduced rate upon transaction closing (i.e., concurrent with consideration to term loan lenders) Certain other teams Rights fee concessions with certain other teams to be agreed to among the Consenting Lenders and the Company (1) Reduction for the period from 1/1/25 to 6/30/25 netted against payments in Q2’25.

Term Sheet (Cont’d) 2 Mutual Releases Standard releases between and among all constituents MSGS Withheld payment Any amounts withheld by MSGS for shared sales / ad revenue to be paid at closing Corporate overhead Matters Sphere to forgive accrued shared services balance that was previously expected to be paid off at closing Shared services payments after 7/1/25 are to be paid in cash at a 50% reduction to the amounts reflected in the projections underlying the 3/12/25 proposal EQUITY OWNERSHIP MSGS to receive nontransferable penny warrants for 19.9% equity stake Sphere retains existing equity ownership TAX MATTERS MSGN to be tax consolidated by Sphere with understanding that MSGN’s taxable income to be mitigated by Sphere tax attributes until the calendar year subsequent to the later of the full repayment of the term loan or termination of the upside instrument, unless deconsolidation occurs earlier by reason of an M&A event FCF Sharing arrangement with lenders Beginning the first calendar year-end following the repayment of the Term Loan in full, annually at 12/31 (including that year) through 12/31/29, 50% of the difference between balance sheet cash and the Minimum Cash Balance (as defined below) will be paid to Lenders, up to $100mm in the aggregate, until the earlier of the 12/31/29 payment and payment of up to $100mm to Lenders in the aggregate, subject to the following “Minimum Cash Balance” defined as $25mm at each calendar year end, except $17.5mm at 12/31/29 For the avoidance of doubt, limited to cash generated through operating activities only (e.g., excludes cash generated through revolver or other borrowings and any equity invested in MSGN) and will be subject to certain limited exceptions to be agreed (which will include, without limitation accruals for contractual affiliate and advertiser rebates, etc.) Measurement date of 12/31 and payment to follow Balance sheet cash and calculation/payment to lenders will exclude the amount owed to MSGN equity holders in the event it is not paid The Company will be permitted to make an equal payment to equity holders concurrently Structure and other terms of FCF sharing arrangement to be consistent with the Upside Sharing Tax Term Sheet and to be otherwise mutually agreed M&A event considerations The parties to work in good faith for MSGN to deliver to the lenders an appropriate effective sharing arrangement in relation to value received in any M&A event, subject to such consideration being capped at a value equal to the difference between $100mm and the aggregate amount of any payments previously made under the FCF sharing arrangement with lenders (for avoidance of doubt, takeback term loan must be paid in full in connection with any M&A event) Upon an M&A event, further payments under the FCF Sharing Arrangement with lenders provision will cease in favor of the payment mechanic, to be defined, under this provision; terms of M&A sharing arrangement/payment mechanic to be mutually agreed in definitive documents Strictly Confidential. Subject to F.R.E. 408 and State Law Equivalents.

This presentation, any other material accompanying this presentation and the information contained in the foregoing (collectively, the “Materials”) have been prepared by us for the exclusive use of the parties to whom we or our Representatives (as defined below) deliver this presentation (each such party, together with its subsidiaries and affiliates, the “Recipient”). The Materials and all information contained in the Materials are strictly confidential and are subject to the confidentiality provisions in the existing Credit Agreement and the terms of any confidentiality, non-disclosure or other similar agreement entered into with us. By accepting the Materials, the Recipient acknowledges and agrees to the matters set forth in this notice and disclaimer. Neither we, nor any of our equity holders, directors, officers, employees, agents, professional advisors (including legal counsel, financial advisors, investment bankers, consultants and accountants), affiliates, independent contractors or other representatives (such persons, the “Representatives”) make any representation or warranty, either express or implied, as to the adequacy, accuracy, completeness or reliability of the information contained in the Materials. Statements contained in the Materials describing documents and agreements are summaries only and such summaries are qualified in their entirety by reference to such documents and agreements. Nothing contained in the Materials is, or shall be relied upon as, a promise or representation, either express or implied, as to our past, present or future performance. We expressly disclaim any and all liability relating to or resulting from the use of the Materials. In addition, the information contained in the Materials is as of the date hereof (except where otherwise expressly noted), and we and our Representatives have no obligation to update such information, including in the event that such information becomes false or inaccurate. The Materials have been prepared solely for informational purposes only. The recipient should not construe the contents of the Materials as legal, tax, accounting, investment advice or recommendation or business, financial or related advice. The Recipient should consult its own counsel and tax and financial advisors as to legal and related matters concerning the matters described in the Materials, and, by accepting the Materials, the Recipient confirms that it is not relying upon the information contained in the Materials to make any decision. No person providing any Materials is acting as a fiduciary or advisor with respect to the Materials. The Materials do not purport to be all-inclusive or to contain all of the information that the Recipient may require. To the maximum extent permitted by law, neither we, our Representatives, nor any other person accepts any liability, including any liability arising out of fault or negligence for any loss arising from the use of the information contained in the Materials. The Materials do not constitute an offer to sell or the solicitation of an offer to buy any of our securities, assets or business. The Materials contain material non-public information concerning us, our subsidiaries, affiliates and our and their respective securities. By accepting the Materials, the Recipient hereby acknowledges that this presentation sets forth the terms of a commercial lending facility, and that such Recipient is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein, in each case in the ordinary course of business, and not for the purpose of investing in our general performance or operations, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and the Recipient agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law). Disclaimer 3 Strictly Confidential. Subject to F.R.E. 408 and State Law Equivalents.